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                                                                      EXHIBIT 12

                                 AMR CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

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

                                            1997           1998           1999          2000            2001
                                        ------------   ------------   ------------   ------------   ------------
Earnings:
   Earnings (loss) from continuing
   operations before income taxes and
   extraordinary loss                   $      1,336   $      1,833   $      1,006   $      1,287   $     (2,756)

   Add: Total fixed charges
        (per below)                            1,166          1,117          1,227          1,313          1,618

   Less: Interest capitalized                     20            104            118            151            144
                                        ------------   ------------   ------------   ------------   ------------
      Total earnings (loss)             $      2,482   $      2,846   $      2,115   $      2,449   $     (1,282)
                                        ============   ============   ============   ============   ============

Fixed charges:
   Interest                             $        420   $        369   $        383   $        450   $        515

   Portion on rental expense
   representative of the interest
   factor                                        744            743            832            844          1,076

   Amortization of debt expense                    2              5             12             19             27
                                        ------------   ------------   ------------   ------------   ------------
      Total fixed charges               $      1,166   $      1,117   $      1,227   $      1,313   $      1,618
                                        ============   ============   ============   ============   ============

Ratio of earnings to fixed charges              2.13           2.55           1.72           1.87             --
                                        ============   ============   ============   ============   ============

Coverage deficiency                               --             --             --             --   $      2,900
                                        ============   ============   ============   ============   ============
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